Exhibit 5



                                [SFT Letterhead]






                                February 4, 1999





Board of Directors
MSB Financial, Inc.
107 North Park Street
Marshall, Michigan 49068

Gentlemen:

     We have acted as counsel to MSB Financial, Inc., a Maryland corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 67,848 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to MSB Financial, Inc.'s 1997 Stock Option and Incentive Plan (the "Plan").

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

     Based upon the foregoing, it is our opinion that the Common Stock covered by the Registration Statement will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued and non-assessable shares of Common Stock of the Corporation.

                                    Very truly yours,

                                    /s/ SILVER, FREEDMAN & TAFF, L.L.P.